DR. RICHARD F. HEWLETT

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference by Searchlight Minerals Corp. in connection with the Annual Report on Form 10-K to be filed with the United States Securities and Exchange Commission (the “10-K”), of my findings included in my reports relating to the Clarkdale Slag Project (the “Reports”).  I concur with the discussion and summary of my Reports as they appear in the 10-K and consent to my being named as an expert therein.

By:  /s/ Richard F. Hewlett
Dr. Richard F. Hewlett

Dated July 6, 2009